EXHIBIT 4.1

THIS SUBORDINATED NOTE AND ANY DEBT RELATED SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS: (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES; (ii) THE MAKER RECEIVES AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE MAKER STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION; OR (iii) THE MAKER OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

THIS NOTE AND THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED IN PAYMENT TO THE OBLIGATIONS OF MAKER TO ACF FINCO I LP PURSUANT TO THE TERMS AND PROVISIONS OF A SUBORDINATION AND INTERCREDITOR AGREEMENT DATED OCTOBER ___, 2015 BETWEEN ACF FINCO I LP AND WILLIAM DANIEL DAMPIER AND CAROL LEE DAMPIER, THE ORIGINAL HOLDERS OF THIS NOTE

SUBORDINATED NONNEGOTIABLE PROMISSORY NOTE

$3,000,000	______________, Colorado

October 4, 2015

FOR VALUE RECEIVED, GENERAL EMPLOYMENT ENTERPRISES, INC., an Illinois corporation (“Maker”), promises to pay to William Daniel Dampier and Carol Lee Dampier (collectively, “Payee”), in lawful money of the United States of America, the principal sum of $3,000,000, together with interest in arrears on the unpaid principal balance at an annual rate of 5.5%, in the manner provided below. Interest will be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

This Subordinated Nonnegotiable Promissory Note (“Subordinated Note”) has been executed and delivered pursuant to, and is subject to the terms and conditions of, a Stock Purchase Agreement (the “Purchase Agreement”) dated of even date herewith, among Maker and Sellers named therein, including Payee, which is, by this reference, incorporated in, and made a part of, this Subordinated Note. Capitalized terms used in this Subordinated Note without definition have the respective meanings given to them in the Purchase Agreement.

1.	PAYMENTS

(a)	The principal amount of this Subordinated Note will be payable as follows:

(1) for the first twelve (12) months, in 12 equal consecutive monthly installments commencing on November 4, 2015, and payable on the fourth calendar day of each month thereafter until October 4, 2016 (in each case adjusted to be payable on the first Business Day after such date if it falls on a weekend or federal holiday), each such installment being in an amount of $57,303.49, in principal and interest (For clarification, accrued and unpaid interest on the unpaid principal balance of this Subordinated Note will be due and payable with each scheduled monthly payment, together with each such scheduled payment of principal.);

(2) in addition to the above, on October 4, 2016 (adjusted to be payable on the first Business Day after such date if it falls on a weekend or federal holiday), a balloon (partial) payment of principal of $1,000,000 shall be due and payable;

(3) for the next twelve (12) months, in 12 equal consecutive monthly installments commencing on November 4, 2016, and payable on the fourth calendar day of each month thereafter until October 4, 2017 (in each case adjusted to be payable on the first Business day after such date if it falls on a weekend or federal holiday), each such installment being in an amount of $27,963.72, in principal and interest;

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(4) in addition to the above, on October 4, 2017 (adjusted to be payable on the first Business Day after such date if it falls on a weekend or federal holiday), a balloon (partial) payment of principal of $1,202,405.54 shall be due and payable; and

(5) any and all principal amounts remaining outstanding under this Subordinated Note, to the extent not otherwise paid as set forth above, together with any accrued and unpaid interest, if any, shall be due and payable and be paid in full on October 4, 2017 (adjusted to be payable on the first Business Day after such date if it falls on a weekend or federal holiday).

(b)

All payments of principal and interest on this Subordinated Note will be made by check at 9930 East Progress Circle, Greenwood Village, CO 80111, or at such other place in the United States of America as Payee may designate to Maker in writing or by wire transfer of immediately available funds to an account as Payee may designate to Maker in writing. If any payment of principal of, or interest on, this Subordinated Note becomes due on a day that is not a Business Day, such payment will be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Subordinated Note.

(c)

Maker may, without premium or penalty paid to Payee, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Subordinated Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment (subject to the rights of Senior Lenders and the restrictions set forth in Paragraph 2 below, as applicable). Any partial prepayments will be applied to installments of principal in inverse order of their maturity.

(d)	Maker may withhold and set off against any amount due on this Subordinated Note, the amount of any claim for indemnification, to which Maker is entitled under the Purchase Agreement.

2.	SUBORDINATION

(a)

Payee by acceptance of this Subordinated Note agrees that the indebtedness evidenced by this Subordinated Note, and any renewals or extensions thereof, shall at all times and in all respects be subordinate and junior in right of payment to any Senior Indebtedness (defined below) now or hereafter existing, and any pledge, security interest or liens granted by Maker to Payee to secure the performance of the obligations under this Subordinated Note shall at all times and in all respects be subordinate and junior to any pledge, security interest or liens granted by Maker to (or affecting Maker’s assets favoring) the holders of the Senior Indebtedness. “Senior Indebtedness” means:

(i) that (those) certain Loan and Security Agreement between ACF (defined below) and Maker (and certain others, collectively called ‘Borrower’ therein) dated September 27, 2013, as amended by a First Amendment effective as of December 31, 2013, a Second Amendment effective as of December 3, 2014, a Third Amendment, Consent and Waiver effective as of April 1, 2015 , a Fourth Amendment, Consent and Waiver effective as of June 15, 2015, a Fifth Amendment, Consent and Waiver dated as of August 1, 2015, a Sixth Amendment, Consent and Waiver dated as of September 18, 2015, and a Seventh Amendment, Consent and Waiver dated on of about the date hereof, and related Revolving Credit Note by the named ‘Borrower’ to Senior Lender dated September 27, 2013, and other related documents, agreements and instruments, as amended as of the date hereof evidencing, creating, reflecting or securing a loan, debt or credit arrangement obligations owed by Payee to ACF FINCO I LP, a limited partnership organized under the laws of the state of Delaware,successor-in-interest to Keltic Financial Partners II, LP (“ACF”), together with any extensions, modifications, renewals, amendments and refinancings thereof by the named lender or any alternate lender;

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(ii) any debt or loan obligation now or hereafter existing, entered into, borrowed from or otherwise becoming owed by agreement to an ‘institutional lender’ (institutional lender means and includes a federally chartered ‘national bank’ or ‘national association,’ a state chartered ‘insurance company’ or mutual insurance company, or state chartered bank, an investment banking entity or institution, or any other business entities which make commercial loans regularly in their ordinary course of business), but excluding Other Seller Financing Sub-Debt (as defined below). “Other Seller Financing Sub-Debt” is the debt or loan obligations incurred in connection with any purchase money financing by the (respective) seller(s) of a company (including a corporation or limited liability company) or business which company or business is acquired by the Maker (directly or indirectly), including purchases of substantially all the assets or all the shares of stock of such acquired company;

(iii) any debt or loan obligation now or hereafter existing, entered into, borrowed from or otherwise becoming owed by agreement to any other lender to the extent such loan ‘refinances’ or provides substitute or replacement financing of any of the foregoing lenders; and

(iv) (in each case) the respective successors and assigns of any such lender.

(the applicable lenders described above in each of the foregoing (i) through (vi) each called a “Senior Lender”);

provided that in any event any Other Seller Financing Sub-Debt incurred by Maker shall not be deemed Senior Indebtedness and shall be treated in a manner equal to and pari-passu with (or junior in priority, if so provided by its terms, to) the Payee under this Subordinated Note.

(b)

In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, relative to the Maker or to its creditors, as such, or to its property, and in the event of any proceedings, for voluntary liquidation, dissolution or other winding-up of the Maker, whether or not involving insolvency or bankruptcy, then the holder of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium and interest on all Senior Indebtedness before the Payee is entitled to receive any further payment on account of principal, premium or interest upon this Subordinated Note.

(c)

The Payee and each and every other legal holder of this Subordinated Note by acceptance hereof agrees for the benefit of each holder of Senior Indebtedness (and for the benefit of each Senior Lender of future Senior Indebtedness expressly contemplated within the definitions thereof in this Subordinated Note, upon the written request of Maker (for a prospective lender) or a then current Senior Lender) to promptly execute and deliver a subordination and inter-creditor agreement confirming the subordination of this note to that current or prospective Senior Lender’s priority rights in the form and substance as reasonably requested by the applicable current or prospective Senior Lender; provided that (i) any Senior Lender shall recognize and not materially restrict Payee’s rights under the Debt Conversion Agreement of even date herewith between Maker and Payee and Payee’s Option thereunder; and (ii) further provided that such subordination and inter-creditor agreement is no more restrictive to Payee’s rights in material respects than the Subordination and Intercreditor Agreement of even date herewith between Payee and ACF (for clarification; an increase in the aggregate Senior Indebtedness amount, including increases in credit limit(s) or loan amount(s) outstanding within those limit(s) of the current Senior Lender or prospective Senior Lenders’ credit facility, is permitted and is not a factor in determining whether (a) there is a ‘material’ or other restriction on Payee’s rights or (b) an agreement is ‘more restrictive to Payee’s rights’, under any of the referenced agreements).

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(d)

No present or future holder of Senior Indebtedness shall be prejudiced in his right to enforce subordination of this Subordinated Note by any act or failure to act on the part of the Maker. The provisions of this Subordinated Note are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Payee or other legal holder of this Subordinated Note on the other hand and nothing herein shall impair as between the Maker and the Payee or other legal holder of this Subordinated Note the obligation of the Maker, which is unconditional and absolute, to pay to the holder hereof the principal, premium, if any, and interest thereon in accordance with its terms, nor shall anything herein prevent the Payee or other legal holder of this Subordinated Note from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights, if any, under this Subordinated Note of holder of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the Payee or other legal holder of this Subordinated Note.

(e)

Maker agrees, for the benefit of the holders of Senior Indebtedness, that in the event that this Subordinated Note or portion thereof shall become due and payable before its expressed maturity for any reason other than the mere passage of time (a) Maker will give prompt notice in writing of such happening to the holders of Senior Indebtedness and (b) subject to the terms and provisions of the applicable Senior Loan Documents, any and all Senior Indebtedness shall forthwith become immediately due and payable upon demand by the holder thereof, regardless of the expressed maturity thereof.

3.	DEFAULTS

(a)	The occurrence of any one or more of the following events with respect to Maker will constitute an event of default under this Subordinated Note (“Event of Default”):

(i) If Maker fails to pay when due any payment of principal of, or interest on, this Subordinated Note and such failure continues for five (5) days after Payee notifies Maker of such failure to pay in writing; provided, however, that the exercise by Maker in good faith of its right of setoff pursuant to Paragraph 1(d) above and in accordance with the terms of the Purchase Agreement, whether or not ultimately determined to be justified, will not constitute an Event of Default.

(ii) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker: (A) commences a voluntary case or proceeding; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (D) makes an assignment for the benefit of its creditors; or (E) admits in writing its inability to pay its debts as they become due.

(iii) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against Maker in an involuntary case; (B) appoints a trustee, receiver, assignee, liquidator, or similar official for Maker or substantially all of Maker’s assets; or (C) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 60 days.

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(b)

Upon the occurrence of an Event of Default under Paragraph 3(a)(i) (unless all Events of Default have been cured by Maker or waived by Payee), Payee may, at its option, subject to the provisions of Paragraph 2 above, (i) by written notice to Maker, declare the entire unpaid principal balance of this Subordinated Note, together with all accrued and unpaid interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including the right to collect from Maker all amounts due under this Subordinated Note. Upon the occurrence of an Event of Default under Paragraph 3(a)(ii) or (iii) of this Subordinated Note, the entire unpaid principal balance of this Subordinated Note, together with all accrued and unpaid interest thereon, will become immediately due and payable, subject to the provisions of Paragraph 2 above.

(c)

Upon the occurrence of an Event of Default, as described under Paragraph 3 of this Subordinated Note, prior to the date on which all Senior Indebtedness is repaid, the Payee may elect (provided the Payee elects to and does duly declare an Event of Default, subject to and in accordance with the terms of this instrument) to receive the (entire) payment of the then remaining principal amount due under this Subordinated Note plus all accrued and previously unpaid interest thereon (“Default Amount for Share Exchange”) in the form of common stock shares of the Maker, the number of such shares being based on the un-weighted average closing price or the publicly traded GEE stock (NYSE:JOB) during the twenty (20) trading days preceding the date of date of the Seller’s election (the “Default Issue Price'"), calculated as follows: (i) that number of fully paid and non-assessable shares of the Maker’s Common Stock, multiplied by (ii) the Default Issue Price as is equal to the Default Amount for Share Exchange (subject to any stock splits, sub-divisions, stock dividends, combinations and the like affecting the Common Stock). Payee acknowledges that any such election by the Payee in accordance with this Paragraph 3 above shall be binding upon Payee; and provided Payee’s right to exercise this remedy shall apply only so long as (a) such exercise does not represent a default or Event of Default under the (or any) Senior Indebtedness (or any related Senior Loan Documents evidencing or securing same), or (b) the applicable Senior Lender(s) consents or agrees to same in writing.

4.	MISCELLANEOUS

(a)

Waivers of Presentment, Demand, etc.. No delay or omission on the part of Payee in exercising any right under this Subordinated Note will operate as a waiver of that right, or of any other rights under this Subordinated Note. Presentment, demand, protest, notice of dishonor, and all other notices are waived by Maker.

(b)

Assignments and Successors. This Subordinated Note may not be assigned or transferred by Payee without the prior written consent of Maker. Any purported assignment or transfer without such prior written consent will be void. Subject to the foregoing, this Subordinated Note will inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of Payee.

(c)

Attorneys’ Fees. If any legal action, arbitration proceeding or similar proceeding is brought for the enforcement or interpretation of this Agreement or any of its provisions, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and costs, in addition to any other relief which may be granted. This shall apply, without limitation, to any appeals or remands.

(d)

Governing Law. All matters relating to or arising out of this Subordinated Note will be governed by and construed and interpreted under the laws of the State of Colorado, without regard to conflicts-of-laws principles that would require the application of any other law.

(e)	Notices. Any notice required or permitted to be given under this Subordinated Note shall be given in accordance with the “Notice” provisions in Section 11(h) of the Purchase Agreement.

(f)

Severability. If any provision of this Subordinated Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Subordinated Note will remain in full force and effect. Any provision of this Subordinated Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g)

Usury Savings. In no event will Payee be entitled to unearned or unaccrued interest or other charges or rebates, except as may be authorized by law; nor will Payee be entitled to or receive at any time any charges not allowed or permitted by law, or any interest in excess of the highest lawful rate. Any payments of interest in excess of the highest lawful rate will be credited by Payee on interest accrued or principal or both.

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IN WITNESS WHEREOF, Maker has executed and delivered this Subordinated Note as of the date first written above.

GENERAL EMPLOYMENT ENTERPRISES, INC., an Illinois corporation

By:
Name:
Title:

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